Exhibit 10.2

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [***] has been excluded from this exhibit because it is both (i) not material and (ii) is of the type that the registrant treats as private or confidential.

EXECUTION VERSION

GLOBAL INDEMNITY GROUP, LLC,

PENN-PATRIOT INSURANCE COMPANY

&

DAVID CHARLTON

CHIEF EXECUTIVE OFFICER AGREEMENT

Amended and Restated as of May 7, 2021

This amended and restated agreement of employment (this “Agreement”) amends and restates, and replaces in its entirety, the agreement of employment (the “Original Agreement”) among Global Indemnity Group, LLC (“GIG”), Penn-Patriot Insurance Company (including all of Penn-Patriot’s direct and indirect subsidiaries, “Penn-Patriot” or the “Company”) and David Charlton (“Executive”) entered into on April 19, 2021 (the “Effective Date”) and shall be effective as of the date first above written (the “Amendment Effective Date”).

Position, Responsibilities, & Reporting:  Executive shall serve as the chief executive officer (“CEO”) of Penn-Patriot with responsibility for the entirety of the Company’s insurance operations and businesses, excluding the management of the Company’s cash and investments, for which the Investment Committee of Penn-Patriot’s board of directors (the “Board”) is primarily responsible.  Executive also agrees to serve as a member of the Board.  Executive shall report to the Board through Penn-Patriot’s board chairman (the “Chairman”).

Term of Office:  Commencing at 12:01 AM on the Effective Date and expiring at 11:59 PM on December 31, 2026.

Annual Base Salary:$1,000,000

Annual Bonus Target:$1,000,000 +/-

•

Qualification: Calendar years 2021, 2022, 2023, 2024, 2025, and 2026 (corresponding to the Company’s fiscal years) are referred to herein as “Contract Year(s)”.  With respect to each Contract Year during which Executive served as CEO for the entirety of such year (or in the case of 2021, from the Effective Date through December 31, 2021), except as set forth below, if and only if Penn-Patriot’s actual consolidated policy year underwriting income for such Contract Year determined no later than April 1 of the year immediately succeeding such Contract Year (as determined in accordance with Appendix A, “Actual Policy Year Underwriting Income”) equals or exceeds 80% of the amount of Penn-Patriot’s consolidated policy year underwriting income included in the business plan approved by the Board in respect of such Contract Year (as determined in accordance with Appendix A, “Business Plan Policy Year Underwriting Income”), then Executive shall be entitled to an uncapped bonus award (“Bonus Award”) in respect of such Contract Year in an aggregate amount calculated in accordance with the following provisions.

•	Amount:
o

2.0% of Actual Policy Year Underwriting Income if the ratio of Actual Policy Year Underwriting Income to Business Plan Policy Year Underwriting Income equals or exceeds 100%, in each case with respect to the applicable Contract Year.

o

1.6% of Actual Policy Year Underwriting Income if the ratio of Actual Policy Year Underwriting Income to Business Plan Policy Year Underwriting Income equals or exceeds 90% and is less than 100%, in each case with respect to the applicable Contract Year.

o

1.2% of Actual Policy Year Underwriting Income if the ratio of Actual Policy Year Underwriting Income to Business Plan Policy Year Underwriting Income equals or exceeds 80% and is less than 90%, in each case with respect to the applicable Contract Year.

o

Notwithstanding the foregoing, the Bonus Award for calendar year 2021 shall be equal to the product of (i) $1,000,000.00 multiplied by (ii) a fraction, (x) the numerator of which shall be the number of calendar days elapsed from, and including, the date on which the Executive commences providing services to the Company to, and including, December 31, 2021 and (y) the denominator of which shall be 365, without regard to the ratio of Actual Policy Year Underwriting Income to Business Plan Policy Year Underwriting Income.

•	Payment: The Bonus Award shall be satisfied as follows:
o

50% Immediate Cash:  On April 1 of the calendar year immediately following the close of a Contract Year in respect of which Executive is entitled to a Bonus Award, if and only if Executive is on such date employed by the Company, then fifty percent (50%) of the Bonus Award in respect of such Contract Year shall be deemed earned by Executive and shall be paid by the Company to Executive in cash (the “Bonus Award Paid Amount”), and

o

50% Deferred Subject to True-Up: On April 1 of the fourth (4th) calendar year following the close of a Contract Year in  respect of which Executive earned a Bonus Award, if and only if (i) Executive is then employed by the Company, (ii) Executive was employed by the Company continuously through December 31, 2026, or (iii) Executive’s employment with the Company had been terminated by the Board without “Cause” (as defined below), and Executive had not precipitated a “Cause Event” (as defined below), and, in the case of each of clauses (ii) and (iii), Executive had not materially breached any of Executive’s material post-employment agreements with the Company, then, in any such case, the Bonus Award in respect of such Contract Year shall be redetermined (i.e., trued-up) based upon (x) the underwriting loss and loss adjustment expense developments in respect of such Contract Year as of December 31 of the third (3rd) calendar year following such Contract Year (the “True-up Date”) and (y) an actuarial assessment of incurred but not reported underwriting losses and loss adjustment expenses in respect of such Contract Year as of the True-up Date (the ‘Trued-up Bonus Award Amount”).  In the event a Trued-up Bonus Award Amount for a Contract Year exceeds the Bonus Award Paid Amount in respect of the applicable Contract Year, then Executive shall at such time (i.e., April 1 of the fourth (4th) calendar year following the close of a Contract Year in respect of which Executive earned a Bonus Award) be paid an amount equal to 109% of the amount of such excess (the “Excess Payment”) in cash (or, should the Board elect, in its absolute discretion, in shares of GIG stock (valued at the weighted average trading price of such shares as traded on NASDAQ on the first trading day of April (of the calendar year in which it was determined by the Board that Executive was entitled to an Excess Payment))).

Book Value Appreciation Rights:$25,000,000

•

Grant: As of December 31, 2020, for purposes of this Agreement, GIG shall be deemed to have owned 46,696,700 Penn-Patriot book value appreciation rights (“BVARs”) with an initial notional value of $10.00 per BVAR, totaling $466,967,000 of aggregate initial notional value, such amount being equal to the Company’s book value as of that date.  Each BVAR entitles the holder to the right to a pro rata appreciation in book value of the Company in accordance with its terms.  Effective as of the Effective Date, Executive shall be granted under the Company’s applicable incentive compensation plan, 2,500,000 BVARs having an initial notional value of $10.00 per BVAR for a total initial notional value of $25,000,000 (“Executive’s BVARs”), such that the aggregate number of BVARs deemed to be outstanding as of the Effective Date is 49,196,700, with Executive’s BVARs initially representing 5.08% of the total outstanding BVARs.

•	Vesting: As of the Effective Date, all of Executive’s BVARs are unvested but will vest in accordance with the following:
(i)

Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control (as defined in Appendix B) of the Company any time after the Effective Date, 100% of Executive’s BVARs will vest, provided Executive is on the date of such Change in Control employed by the Company.

(ii)	60% of Executive’s BVARs will vest on December 31, 2024 provided Executive is employed by the Company.
(iii)	20% of Executive’s BVARs will vest on each of December 31, 2025 and December 31, 2026 provided Executive is employed by the Company on such dates.
(iv)

Notwithstanding (ii) and (iii) above, in the event that prior to December 31, 2026 (x) Executive voluntarily terminates his employment, (y) Executive is terminated for Cause, or (z) Executive precipitates a Cause Event, all of Executive’s BVARs, whether vested or unvested, will be forfeited.

•

BVAR Value: Except as described below in the event of a Change in Control, each of Executive’s BVARs that vest will have a value (the “BVAR Value”) equal to (i) Penn-Patriot’s Book Value Per BVAR (as defined in Appendix B) at December 31, 2026 multiplied by the Book Value Multiple (determined according to the table below), less (ii) a $0.30 (3.00% of notional value) per annum interest charge accruing from the Effective Date, less (iii) the $10.00 notional value.  If the BVAR Value determined in accordance with the preceding sentence is less than $0.00, the BVAR Value will be deemed to be $0.00.

Book Value Multiple Table

For Scenarios 2-4, the highest Book Value Multiple qualified for will be the one applied.Penn-Patriot ResultsBook Value Multiple for Calculation of Executive's BVAR Value [1]ScenarioAverage ROE 2022-26NWP CAGR 2022-261Less than 8.37%orLess than 6.00%0.00x28.37% or moreand6.00% or more1.16x39.92% or moreand7.00% or more1.42x412.50% or moreand8.00% or more1.84x

[1] Book Value Multiple of each Scenario is intended to be a step and not to be interpolated.

Examples of determination of Book Value Multiple:

o	If Penn-Patriot achieves an Average ROE (as defined in Appendix B) of 8.5% from 2022-26 and a NWP CAGR (as defined in Appendix B) of 5.0% from 2022-26, the Book Value Multiple is 0.00x.
o	If Penn-Patriot achieves an Average ROE of 10.0% from 2022-2024 and a NWP CAGR of 7.0% from 2022-24, and Executive is terminated without Cause on January 1, 2025, the Book Value Multiple is 1.42x.

o	If Penn-Patriot achieves an Average ROE of 12.5% from 2022-2026 and a NWP CAGR of 10.0% from 2022-26, the Book Value Multiple is 1.84x.
•

BVAR Value in a Change in Control: In the event of a Change in Control, so long as Executive is employed by the Company on the date of the consummation of such Change in Control, (i) each of Executive’s vested BVARs shall be deemed to have a value (the “Change in Control Value”) equal to (A) (1) the implied value of Penn-Patriot as provided for in the Change in Control transaction (or, if the implied value of Penn-Patriot is not provided for in a Change in Control transaction, the implied value of Penn-Patriot as determined by the Board, in its sole discretion, with reference to the terms of the Change in Control transaction) divided by (2) the total number of BVARs deemed to be outstanding on such date, less (B) a $0.30 (3.00% of notional value) per annum interest charge accruing from the Effective Date, less (C) the $10.00 notional value and (ii) the Company will pay, or cause to be paid, to Executive an amount equal to the Change in Control Value in cash (or, should the Board elect, in its absolute discretion, (x) in shares of GIG stock (valued at the volume weighted average trading price of such shares as traded on NASDAQ on the trading day preceding the date of such payment) or (y) if all or a portion of the consideration paid by the acquiror in such Change in Control is comprised of equity securities of the acquiror, in such equity securities (as valued by the Board, in its sole discretion)).  Such payment shall be made to Executive within 30 days of such Change in Control unless such Change in Control does not constitute a “change in control event” within the meaning of Section 409A (as defined below), in which event such payment shall be made upon the  regularly scheduled payment dates (or, if earlier, any other permissible payment date under Section 409A).

•	Examples of BVAR Value Calculation:

[***]

•	Capital Adjustments: For purposes of this Agreement, Book Value Per BVAR shall be adjusted as follows:
o

GIG Capital Contributions: In the event that GIG or its affiliates make any capital contribution to the Company (whether in cash or in kind), or the Company issues any additional equity securities to GIG or its affiliates, after the Effective Date, for purposes of calculating Penn-Patriot’s Book Value Per BVAR, such capital contribution or equity issuance shall be treated as senior to the BVARs (i.e., a preferred equity interest) and entitled to a priority return of 3.0% per annum, such that Penn-Patriot’s book value shall be deemed to be reduced by an amount equal to the sum of the fair market value, as determined by the Board in its sole discretion, of such capital contribution (or, in the case of an equity issuance, the consideration received by the Company for such equity issuance) plus an interest charge accruing at a rate of 3.0% of such fair market value from the date of such capital contribution or equity issuance.

o

Third Party Capital Contributions: In the event that any person other than GIG or its affiliates makes any capital contribution to the Company (whether in cash or in kind), or the Company issues any equity securities to any such person, after the Effective Date, for purposes of calculating Penn-Patriot’s Book Value Per BVAR, the Company shall be deemed to have issued to such person a number of BVARs equal to (i) the fair market value of all consideration received by, or contributed to, the Company in respect of such capital contribution or equity issuance divided by (ii) the Book Value Per BVAR immediately prior to (and without giving effect to) such capital contribution or equity issuance, as determined by the Board in its sole discretion.

o

Distributions:  In the event that the Company makes any distributions to GIG (whether in cash or in kind) after the Effective Date, for purposes of calculating Penn-Patriot’s Book Value Per BVAR, Penn-Patriot’s book value shall be deemed to be increased by an amount equal to the amount of cash (or, in the case of a distribution in kind, the fair market value, as determined by the Board in its sole discretion, of the property) distributed to GIG plus an interest charge accruing from the date of such distribution at a rate per annum equal to (i) with respect to the portion of any distribution funded with indebtedness of the Company or its subsidiaries, the interest rate payable on such indebtedness and (ii) with respect to all other amounts distributed, the Company’s annualized total investment return (expressed as a percentage) from the date of such distribution until such date of determination.

o

Affiliate Transfers: In the event that any business currently conducted by the Company or any of its subsidiaries is transferred to GIG or any of its subsidiaries (other than the Company or any of its subsidiaries) after the Effective Date, the Board and Executive shall discuss in good faith whether any adjustments to the method of calculating the BVAR Value may be necessary to preserve the original intent of this Agreement.

•

Payment: Except as described above in the event of a Change in Control, the Company will pay Executive in cash (or, should the Board elect, in its absolute discretion, in shares of GIG stock (valued at the weighted average trading price of such shares as traded on NASDAQ on the trading day preceding the date of such payment)) Executive’s total BVAR Value as follows:

o

50% Immediately: On April 1, 2027, if and only if Executive had not materially breached any of Executive’s material post-employment agreements with the Company, then fifty percent (50%) of Executive’s total BVAR Value shall be deemed earned by Executive and shall be paid by the Company to Executive (the “BVAR Value Paid Amount”), and

o

50% Deferred Subject to True-Up: If on April 1, 2030 Executive had not materially breached any of Executive’s material post-employment agreements with the Company, then Executive’s total BVAR Value shall be redetermined

(i.e., trued-up) based upon (i) the underwriting loss and loss adjustment expense developments in respect of all Contract Years as of December 31, 2029 (the “BVAR Value True-up Date”) and (ii) an actuarial assessment of incurred but not reported underwriting losses and loss adjustment expenses in respect of such Contract Years as of the BVAR Value True-up Date (the “BVAR Value Trued-up Amount”).  In the event the BVAR Value Trued-up Amount exceeds the BVAR Value Paid Amount, then Executive shall at such time be paid 109% of the amount of such excess.

Employee Benefits:  While employed by the Company, Executive may participate in all existing and future employee benefit plans, (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of the Company in accordance with the terms of those plans as in effect from time to time, including four (4) weeks of paid vacation per year.

Termination/Severance:  Executive’s employment by and with the Company shall be terminable by the Company at will in the sole discretion of the Board at any time whether with or without Cause or notice.  In the event Executive’s employment by the Company is terminated by the Company prior to December 31, 2026, other than in respect of a Cause Event, and Executive did not materially breach, any of Executive’s material post-employment agreements with the Company, then Executive shall receive as severance an aggregate amount equal to the lesser of (i) one month of Base Salary for each 12 months of employment by the Company and (ii) Base Salary otherwise payable between the date of Executive’s termination of employment and December 31, 2026 and such lesser amount shall be payable monthly over a twenty-two month period beginning on the 60th day following the date of Executive’s termination of employment (the “Release Deadline”), provided that Executive’s entitlement to severance shall be subject to Executive providing an executed general release of claims in respect of the Company, GIG, and Fox Paine & Company, LLC,  including in each case such companies’ and their respective affiliates’ officers, executives, agents, attorneys, advisors, members, managers, and employees in a form reasonably satisfactory to the Board and Fox Paine & Company, LLC (a “Release”), and not revoking any such Release within any legally applicable revocation period, in each case prior to the Release Deadline. In the event Executive terminates employment with the Company for any reason, Executive shall not be entitled to the severance payment described above.

“Cause Event” or “Cause” shall mean for all purposes of this Agreement any one or more of the following: (i) conduct of Executive constituting fraud, dishonesty, malfeasance, gross incompetence, gross misconduct, or gross negligence, (ii) Executive being officially charged with or indicted for a felony criminal offense involving violence or moral turpitude, (iii) Executive failing to follow the lawful written instructions of the Board or the Chairman, and (iv) Executive’s material violation of the Company’s governance rules, code of conduct, conflict of interest, or similar Company policies applicable to Company employees generally or senior executives generally. Solely with respect to a termination pursuant to clause (iii) of the immediately preceding sentence, Executive’s termination shall not constitute a termination for “Cause”  or a “Cause Event” unless (x) the Company first provides Executive with written notice thereof within thirty (30) days after the event alleged to constitute Cause or a Cause Event, (y) to the extent correctable, Executive fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (z) the effective date of Executive’s termination for Cause or a Cause Event occurs no later than thirty (30) days after the expiration of Employee’s cure period.

Restrictive Covenants:  Executive has executed the Company’s (i) perpetual confidentiality and mutual non-disparagement agreements and (ii) two-year post-employment non-solicitation and non-competition agreements (the “Restrictive Covenant Agreement”).

Dispute Resolution:  Any disputes among CEO and GIG or the Company (including affiliates) will be resolved by confidential binding “baseball” type arbitration in Philadelphia, Pennsylvania under the auspices of JAMS, with each side responsible for its own attorneys fees and other related expenses.  The governing law shall be that of New York.

Indemnification:  To the fullest extent permitted by law, but subject to the provisions of the Certificate of Incorporation of the Company and the By-laws of the Company in effect from time to time (provided that no amendment thereto shall in any way lessen the Executive’s rights hereunder to less than is provided in the Certificate of Incorporation and/or By-laws as of the Effective Date), the Company shall promptly, after receipt of a request by the Executive, indemnify, defend and hold harmless the Executive with respect to any claims against the Executive while the Executive (i) conducted himself in good faith in his capacity as an officer or director of the Company, whether by or on behalf of the Company, its shareholders or third parties and (ii) believed (a) in the case of conduct in his official capacity with the Company, that his conduct was in its best interests; and (b) in all other cases, that his conduct was at least not opposed to its best interests, unless (x) the Executive has breached or failed to perform the duties of his office pursuant to his fiduciary relation to the Company; and (y) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. For the avoidance of doubt, the provisions of this section shall, subject to the limitations set forth herein, apply to all actions by the Executive in his capacity as an executive of the Company, including hiring and recruiting activities.

Subject to approval by a majority vote of all disinterested directors of the Board, the Company shall, in addition, promptly advance to the Executive an amount equal to the reasonable fees and expenses incurred in defending such matters, promptly after receipt of a reasonably itemized request for such advance and a signed written undertaking by the Executive to repay any funds advanced if (i) the Executive is not entitled to mandatory indemnification under § 13.1-698 of the Virginia Stock Corporation Act (the “VSCA”) and (ii) it is ultimately determined under § 13.1-700.1 or 13.1-701 of the VSCA that the director is not entitled to indemnification. The Company may procure insurance with respect to the obligations provided in this section of the Agreement and shall provide such additional indemnification protection to the Executive as may be provided to other directors or key executive officers of the Company.

Notwithstanding the foregoing, the provisions of this section shall not apply to (i) the responsibility or liability of the Executive pursuant to any criminal statute or (ii) the liability of the Executive for the payment of taxes pursuant to local, state or federal law.

Deductions & Withholdings:  The Company shall make such deductions and withhold such amounts from any amounts owing to Executive as may be required from time to time by law, governmental regulation, or order.

Sole Agreement, Amendments, Waivers, & Consents:  This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of Executive’s employment by the Company and supersedes all prior understandings, agreements or representations among Executive, Company, and GIG, including their affiliates, whether written or oral, relating to Executive’s employment by the Company (including, for the avoidance of doubt, the Original Agreement).  This Agreement may only be amended, the provisions hereof may only be waived, and consents and any notices with respect hereto shall only be effective if the amendment, waiver, notice, or consent is evidenced by a written document (including email) that is executed by Executive and the Company and approved by the Board, in its sole discretion.

Severability:  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Counterparts:  This Agreement may be executed in any number of counterparts by the parties hereto (including by means of telecopied signature pages or signature pages in “pdf” or a similar format sent as an attachment to an email message), each of which shall be deemed to be one and the same instrument.

Compensation Committee Approval:  Notwithstanding any other provision of this Agreement, this Agreement shall not be binding upon either party unless this Agreement is approved in writing by the Compensation Committee of the Board, in its sole discretion.

Certain Definitions:  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in Appendix B, “Definitions”.

(i)

IRC 409A:  It is the intent of the parties that all payments and/or other benefits provided under this Agreement be exempt from or otherwise comply with Section 409A of the U S. Internal Revenue Code of 1986, as amended and the regulations and official guidance issued thereunder , as each may be amended from time to time (collectively, ‘Section 409A”), so that none of the payments or other benefits provided hereunder will be subject to any adverse tax consequences of Section 409A.  Notwithstanding anything to the contrary herein, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent so as to provide for  exemption or compliance with Section 409A.  With respect to any taxable reimbursements or in-kind benefits provided to Executive by the Company (i) all such reimbursements of eligible expenses shall be made on or prior to the last day of the Executive’s taxable year immediately following the taxable year in which such expenses were incurred, (ii) any right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of any such reimbursement or in kind benefit provided in any taxable year of the Executive shall not affect in any way the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive hereunder may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.  Each payment or other benefit provided hereunder is intended to constitute a separate payment for purposes of Section 409A. Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with this Agreement, and neither the Company nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(ii)

Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Without limiting the foregoing and notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A and the benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

Further Documentation:  Should Company counsel reasonably  determine that it would be beneficial for Executive and the Company to further document any of the provisions of this Agreement, the parties agree to execute such documentation, which shall not conflict with any of the provisions hereinabove.

[Signature page follows]

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the Amendment Effective Date:

GLOBAL INDEMNITY GROUP, LLC

By: /s/ Saul Fox

Saul Fox

Authorized Signatory

Date Executed: May 7, 2021

PENN-PATRIOT INSURANCE COMPANY

By: /s/ Saul Fox

Saul Fox

Authorized Signatory

Date Executed: May 7, 2021

EXECUTIVE

By: /s/ David Charlton

David Charlton

Date Executed: May 7, 2021

[Signature Page to Chief Executive Officer Agreement]

Appendix A

Calculation of Policy Year Underwriting Income

For purposes of this CEO Agreement, underwriting income is calculated as:

(i)	“Policy Year Underwriting Income”, plus
(ii)	A “Discount of Casualty Loss Expenses” to reflect investment income attributable to long-term casualty loss reserves.

“Policy Year Underwriting Income” is calculated as:

(i)	All Net Written Premium in a Contract Year, whether or not such premium is earned in such Contract Year, plus,
(ii)	Policy fee income and policy-related reimbursed expenses (e.g., credit card fees) attributable to such Net Written Premium, less
(iii)	Loss Expenses attributable to such Net Written Premium, less
(iv)	Underwriting Expenses (including Commissions, Premium Related Charges and Operating Expenses) attributable to such Net Written Premium.

The “Discount of Casualty Loss Expenses” is calculated as:

(i)	Loss Expenses attributable to Casualty Net Written Premium in a Contract Year, whether or not such premium is earned in such Contract Year, multiplied by
(ii)	The average investment income rate for assets with comparable duration to Penn-Patriot’s anticipated cash payout of such Loss Expenses, multiplied by
(iii)	The difference between Penn-Patriot’s anticipated casualty loss reserve weighted average life (in years) and Penn-Patriot’s anticipated property loss reserve weighted average life (in years).

[***]

Appendix B

Definitions

Average Return on Equity (Average ROE):  The average annual ROE (determined in accordance with GAAP) from January 1, 2022 through December 31, 2026 (or, if Executive is terminated without Cause prior to December 31, 2026, the date of such termination).

Book Value Per BVAR:  For Penn-Patriot, as of any specified date, (i) the Company’s book value (determined in accordance with GAAP) as of such specified date (determined after deduction for all current and reserved payments to Executive (in the form of salary, bonus, BVARs and all other)) divided by (ii) the total number of BVARs deemed to be outstanding on such specified date.  Book Value Per BVAR shall be adjusted to give effect to certain changes in the capital structure of the Company as set forth in this Agreement under the heading “Capital Adjustments”.

Change in Control:  (A) the acquisition of all or substantially all of the assets of Penn-Patriot by a “person” (as such term is defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934 and such term is used in Section 13(d)(3) and 14(d)(2) of such Act) or a group of “persons” which is not an affiliate of GIG or Fox Paine & Company, LLC, the members thereof, or Fox Paine Capital Fund II, L.P. (an “Unaffiliated Person”), (B) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Penn-Patriot or GIG after which a majority of the voting power of the resulting entity is controlled by an Unaffiliated Person, or (C) the acquisition by an Unaffiliated Person of sufficient voting shares of Penn-Patriot or GIG to cause the election of a majority of the members of the Board or the GIG board of directors.

NWP CAGR:  The cumulative average growth rate of Penn-Patriot’s Net Written Premium (determined in accordance with GAAP) from full year 2021 through December 31, 2026 (or, if Executive is terminated without Cause prior to December 31, 2026, the date of such termination), as adjusted by the Board, in its sole discretion, to exclude the impact of acquisitions or divestitures in the calculation of the NWP CAGR.

Return on Equity (ROE):  Penn-Patriot’s net income (determined in accordance with GAAP) for a Contract Year divided by Penn-Patriot’s average book value (determined in accordance with GAAP) during such Contract Year.  Net Income, book value and ROE are calculated after deduction for all current and reserved payments to Executive (in the form of salary, bonus, BVARs and all other).